Exhibit 5.1

STEPP LAW CORPORATION
15707 ROCKFIELD BOULEVARD, SUITE 101
IRVINE, CALIFORNIA 92618-2870
TELEPHONE: 949.660.9700
FACSIMILE: 949.660.9010

February 9, 2009

ESCO Global Realty Corp.
594 Dagall Road
Mill Bay, British Columbia
Canada V0R 2P4

Attention: David Mark Alexander

Re: Registration Statement on Form S-1

Dear Mr. Alexander:

As special counsel to ESCO Global Realty Corp., a Colorado corporation (the "Company"), we have been requested to provide our opinion regarding the offer and sale and issuance by the Company of (i) 6,000,000 shares of the Company's common stock (the "Shares") and (ii) share purchase rights which shall enable the holders thereof to purchase 4,000,000 shares of the Company's common stock (the "Rights"). We have been informed that the offer and sale of the Shares and the Rights will be registered pursuant to the provisions of that certain written Registration Statement on Form S-1, which is anticipated to be filed by the Company with the Securities and Exchange Commission (the "Commission") on or about February 12, 2009, pursuant to the provisions of the Securities Act of 1933, as amended (the "Act") (the "Registration Statement"). Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.

For purposes of providing the opinion specified in this letter, we have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for that opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on that examination, it is our opinion that the (i) Shares and (ii) Rights are duly authorized and will be, when issued in the manner specified in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We confirm that we furnish no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, other than this letter. The opinion specified in this letter is expressly limited to the matters specified in this letter, and we furnish no opinion, express or implied, as to any other matter relating to the Company or its securities. Accordingly, no provision of this letter is intended to, nor shall any such provision, be construed as an opinion concerning any matter not specified in this letter.

We consent to (i) the use of this letter as an exhibit to the Registration Statement, (ii) the disclosure in the prospectus portion of the Registration Statement of the opinion specified in this letter, and (iii) the use of our name in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act, or the rules and regulations of the Commission.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW CORPORATION

By: Thomas E. Stepp, Jr.
TES/sae